Exhibit 99.1

PRESS RELEASE                           SOURCE: WPCS International Incorporated


                   WPCS Reports 4th Quarter and FY2003 Results


EXTON, PA-- (BUSINESS WIRE) - August 15, 2003 -- OTCBB: WPCS - News)
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WPCS International Incorporated reported today a profitable quarter and revenue growth for its fourth quarter ended April 30, 2003. Net earnings for the quarter were $180,000, or $0.01 per share, compared to $11,000 in the same period a year ago.

Revenue for the fourth quarter ended April 30, 2003 was $3.2 million, compared to revenue of $228,000 in the same period a year ago. For the fiscal year ended April 30, 2003, revenue was $5.4 million compared to revenue of $402,000 for the period November 15, 2001 (date of inception) to April 30, 2002.

For the fiscal year ended April 30, 2003, the reported net loss applicable to common shareholders was $554,000, or $0.05 per share compared to net income of $11,000 for the period November 15, 2001 (date of inception) to April 30, 2002.

Excluding a non-cash charge of $173,000 recorded in fiscal 2003 as an imputed preferred stock dividend related to the issuance of its Series B Preferred Stock, the net loss for the year ended April 30, 2003 was $381,000, or $0.04 per share.

Andrew Hidalgo, CEO of WPCS International, stated: "In FY2003, WPCS accomplished many milestones including two acquisitions that strengthened our project engineering capabilities on a national basis. We have been able to execute on our plan and by creating operational efficiencies, produced a profitable fourth quarter. We look forward to the future as we continue to build WPCS as a leader in project engineering for wireless infrastructure and specialty communication systems."


About WPCS International Incorporated:

WPCS and its subsidiary companies provide specialized communication systems and comprehensive wireless solutions for wireless fidelity (WiFi) and fixed wireless applications, including wireless products, engineering services, structured cabling and deployment. WPCS offer the ability to integrate superior solutions from a multitude of vendors across the vast majority of communication requirements. The company has an extensive customer base that includes many major corporations, government entities and educational institutions. For more information, please visit our website at www.wpcs.com


Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

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Contact:

Carol Lindley
WPCS Investor Relations
610-903-0400
ir@wpcs.com